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                                                                    Exhibit 99.1

Michael B. Moneymaker
Chief Financial Officer
NTELOS Inc.
540.946.3531
moneymakerm@ntelos.com
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       NTELOS Considering Alternatives under Merger Agreement in Response to Conestoga Announcement of Competing Transaction

WAYNESBORO, VA, November 21, 2001 - NTELOS Inc. (NASDAQ: NTLO) announced today that it has been informed by Conestoga Enterprises, Inc. that Conestoga has signed a conditional agreement to merge with D&E Communications, Inc. and intends to terminate its merger agreement, dated July 24, 2001, with NTELOS. Conestoga's conditional agreement with D&E provides for the acquisition of all of the outstanding shares of Conestoga for $33 per share.

     The NTELOS/Conestoga merger agreement provides the Company with several alternatives. The Company is entitled to discuss with Conestoga the terms of D&E's conditional agreement and any proposed amendment to the merger agreement for a period of ten business days beginning November 23, 2001. Following such discussions, if the Conestoga board continues to believe that the D&E conditional agreement constitutes a superior transaction, then Conestoga may terminate the NTELOS/Conestoga merger agreement upon payment of a $10 million break-up fee. NTELOS also has the right to terminate the merger agreement immediately and receive a $10 million break-up fee.

     Commenting on the D&E transaction, James S. Quarforth, Chief Executive Officer, stated "We believe that a properly structured combination of NTELOS with Conestoga could have strategic merits with long-term sustainable value to the shareholders of the combined company." Quarforth concluded, "Our board will be reviewing the Company's alternatives under our merger agreement."

NTELOS Inc. is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Detailed information about NTELOS and the proposed merger is available online at www.ntelos.com. Welsh, Carson, Anderson & Stowe, a New York investment firm with $12 billion in private capital, is a leading shareholder of NTELOS.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ NTELOS' REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE MERGER TRANSACTION DESCRIBED ABOVE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. THE REGISTRATION STATEMENT WAS FILED INITIALLY WITH THE COMMISSION ON SEPTEMBER 18, 2001. Investors and security holders may obtain a free copy at the Commission's web site at www.sec.gov. The documents filed with the Commission by NTELOS may also be obtained for free from NTELOS by directing a request to NTELOS Inc., P. O. Box 1990, Waynesboro, Virginia 22980, Attn: Investor Relations, telephone: (540) 946-3500. Certain of these documents may also be available on NTELOS' website at www.ntelos.com. READ THE DEFINITIVE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.